Exhibit 16.1

December 4, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	China HGS Real Estate Inc.
CIK No: 0001158420

Dear Sir or Madam:

We have read Form 8-K dated December 4, 2020 of China HGS Real Estate Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 8-K.

/s/ Friedman LLP

New York, New York